Exhibit 99.1

Antero Midstream Announces Fourth Quarter 2021 Financial Results and 2022 Capital Budget and Guidance

Denver, Colorado, February 16, 2022—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced its fourth quarter 2021 financial and operational results and 2022 capital budget and guidance.

Fourth Quarter 2021 Earnings Highlights:

•	Net Income was $79 million, or $0.16 per share, in line with the prior year quarter
•	Adjusted Net Income was $95 million, or $0.20 per share, compared to $98 million, or $0.21 per share in the prior year quarter (non-GAAP measure)
•	Adjusted EBITDA was $213 million, a 5% increase compared to the prior year quarter (non-GAAP measure)
•	Capital expenditures were $80 million
•	Net cash provided by operating activities was $164 million
•	Free Cash Flow before dividends was $88 million and Free Cash Flow after dividends was a $(19) million deficit (non-GAAP measure)
•	Total debt and Net Debt at year end were $3.1 billion and Net Debt to last twelve months Adjusted EBITDA was 3.6x (non-GAAP measure)
•	Placed the Lincoln Compressor Station in service, adding 240 MMcf/d of compression capacity
•	Extended credit facility maturity from 2022 to 2026, with over $700 million of liquidity at year-end

Full Year 2021 Earnings Highlights:

•	Net Income was $332 million, or $0.69 per share, compared to a $0.26 per share net loss in the prior year
•	Adjusted EBITDA was $876 million, $16 million above the midpoint of Antero Midstream’s guidance range of $860 million (non-GAAP measure)
•	Capital expenditures were $262 million, in line with the high end of the guidance range
•	Net cash provided by operating activities was $710 million
•	Free Cash Flow before dividends was $439 million and Free Cash Flow after dividends was $10 million, both above the midpoint of their respective guidance ranges (non-GAAP measure)
•	Generated a Return on Invested Capital (ROIC) of 18% in 2021 (non-GAAP measure)

2022 Guidance Highlights:

•	Forecasting low single digit throughput growth compared to 2021
•	Servicing 75 to 80 wells with Antero Midstream’s fresh water delivery system
•	Net Income of $330 to $370 million, representing GAAP earnings of $0.69 to $0.78 per share
•	Adjusted Net Income of $385 to $425 million, representing adjusted earnings of $0.81 to $0.89 per share (non-GAAP measure)
•	Adjusted EBITDA of $850 to $890 million (non-GAAP measure)
•	Capital budget of $275 to $300 million
•	Free Cash Flow before dividends of $385 to $425 million and Free Cash Flow after dividends of a $(45) to $(5) million deficit assuming an annualized dividend of $0.90 per share (non-GAAP measures)

Paul Rady, Chairman and CEO said, “I’m exceptionally proud of our employees, who once again were able to achieve safety, operating, and financial records in 2021. Their perseverance allowed us to generate 3% year-over-year EBITDA growth in 2021, reduce leverage to 3.6x at year-end, and maintain a flat total debt profile while continuing to invest in infrastructure supporting the growth from Antero Resources’ and QL Capital Partners’ drilling partnership.”

Mr. Rady further added, “Our employees’ focus on operating efficiencies and just-in-time capital investment philosophy resulted in compression and processing asset utilization rates of 86% and 99% during 2021, respectively. These utilization rates highlight the effectiveness of our business model focused on customized midstream solutions matching infrastructure capacity with production volumes. We believe this benefits all stakeholders as it has allowed us to consistently generate mid-teens ROIC. Additionally, we have expanded our emissions goals and are targeting Net Zero Scope 1 and Scope 2 emissions by 2050.”

For a discussion of the non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Free Cash Flow before and after dividends, Return on Invested Capital and Net Debt, please see “Non-GAAP Financial Measures.”

2022 Guidance and Capital Budget

Antero Midstream is forecasting Net Income of $330 to $370 million and Adjusted Net Income (adjusted for amortization of customer relationships and effective tax rate impact) of $385 to $425 million. The Company is forecasting Adjusted EBITDA of $850 to $890 million and a capital budget of $275 to $300 million. The Company is forecasting low single digit throughput growth in 2022 compared to 2021, and Antero Midstream’s guidance includes four quarterly low pressure gathering rebates to Antero Resources totaling $48 million. Antero Midstream’s 2022 guidance includes approximately $115 to $125 million of combined distributions from its interests in the processing and fractionation joint venture with MPLX, LP (the “Joint Venture”) and in Stonewall Gathering LLC. This results in Free Cash Flow before dividends of $385 to $425 million and Free Cash Flow after dividends of a $(45) to $(5) million deficit for 2022, assuming an annualized dividend of $0.90 per share. This Free Cash Flow profile results in approximately flat total debt at $3.1 billion and leverage of 3.6x.

During 2022, Antero Midstream plans to expand its existing Marcellus and Utica Shale gathering, compression and fresh water delivery systems. The midpoint of the capital budget includes approximately $230 million of investment in gathering and compression infrastructure primarily in the Marcellus Shale to expand the system further into rich gas areas in Tyler and Wetzel Counties in West Virginia. This infrastructure investment includes $45 million in 2022 for the construction of two compressor stations with 240 MMcf/d of capacity each that will be phased in from 2022 through 2023. In addition, Antero Midstream’s 2022 capital budget includes approximately $50 million of remaining capital for a 20 mile high pressure trunkline from Wetzel County to the Sherwood and Smithburg processing complex. This infrastructure will be utilized on a just-in-time basis to support throughput growth from Antero Resources’ and QL’s drilling partnership in the liquids-rich Marcellus Shale over the next several years. Antero Midstream has budgeted an investment of $55 million for fresh water delivery and wastewater blending and pipeline infrastructure in 2022. The Company is forecasting an immaterial capital investment in the Joint Venture in 2022.

Antero Midstream expects to invest approximately 70% to 75% of its full year capital budget in the first half of 2022, resulting in declining capital investments on a quarterly basis throughout the year. Over 95% of Antero Midstream’s 2022 capital budget is focused in the Marcellus Shale and the remaining capital is focused in the Utica Shale. Antero Midstream expects to fund its 2022 capital budget through net cash provided by operating activities.

The following is a summary of Antero Midstream’s 2022 guidance ($ in millions):

	Twelve Months Ended
	December 31, 2022
	Low		High
Net Income	$330	—	$370
Adjusted Net Income	385	—	425
Adjusted EBITDA	850	—	890
Capital Expenditures	275	—	300
Interest Expense	170	—	180
Free Cash Flow Before Dividends	385	—	425
Total Dividends (assuming $0.90 per share)	430	—	430
Free Cash Flow After Dividends	(45)	—	(5)

Brendan Krueger, CFO of Antero Midstream, said “Antero Midstream is quickly approaching an inflection point in its long-term outlook, transitioning to a business model that we believe will generate consistent and sustainable Free Cash Flow after dividends beginning in the second half of 2022. This transition, aided by EBITDA growth and declining capital budgets, further de-risks our long-term outlook. Antero Midstream is well positioned to meet our long-term leverage target of 3.0x over the next few years, at which point we can begin evaluating further return of capital to shareholders.”

Fourth Quarter 2021 Financial Results

Low pressure gathering volumes for the fourth quarter of 2021 averaged 2,961 MMcf/d, a 3% decrease as compared to the prior year quarter. Low pressure gathering volumes were in excess of the fourth quarter 2021 growth incentive fee threshold of 2,900 MMcf/d, resulting in a $12 million rebate to Antero Resources. Compression volumes for the fourth quarter of 2021 averaged 2,843 MMcf/d, in line with the fourth quarter of 2020. High pressure gathering volumes for the fourth quarter averaged 2,915 MMcf/d, a 3% decrease compared to the fourth quarter of 2020. Fresh water delivery volumes averaged 80 MBbl/d during the quarter, an 86% increase compared to the fourth quarter of 2020, due to an increase in completion activities by the drilling partnership between Antero Resources and QL Capital Partners.

Gross processing volumes from the Joint Venture averaged 1,539 MMcf/d for the fourth quarter of 2021, a 2% increase compared to the prior year quarter. Joint Venture processing capacity was 96% utilized during the quarter based on nameplate processing capacity of 1.6 Bcf/d. Gross Joint Venture fractionation volumes averaged 37 MBbl/d, an 8% decrease compared to the prior year quarter. Joint Venture fractionation capacity was 93% utilized during the quarter based on nameplate fractionation capacity of 40 MMBbl/d.

	Three Months Ended December 31,
Average Daily Volumes:	2020	2021	% Change
Low Pressure Gathering (MMcf/d)	3,053	2,961	(3)%
Compression (MMcf/d)	2,851	2,843	0%
High Pressure Gathering (MMcf/d)	3,017	2,915	(3)%
Fresh Water Delivery (MBbl/d)	43	80	86%
Gross Joint Venture Processing (MMcf/d)	1,510	1,539	2%
Gross Joint Venture Fractionation (MBbl/d)	40	37	(8)%

For the three months ended December 31, 2021, revenues were $234 million comprised of $183 million from the Gathering and Processing segment and $51 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues include $22 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were $16 million and $23 million, respectively, for a total of $39 million, compared to $37 million in total direct operating expenses in the prior year quarter. Water Handling operating expenses include $19 million from wastewater handling and high rate water transfer services. General and administrative expenses excluding equity-based compensation were $14 million during the fourth quarter of 2021. Total operating expenses during the fourth quarter of 2021 included $3 million of equity-based compensation expense, $3 million impairment, $1 million loss on extinguishment of debt related to the extension of Antero Midstream’s credit facility and $28 million of depreciation.

Net Income was $79 million, or $0.16 per share. Net Income adjusted for amortization of customer relationships, impairment expense and loss on extinguishment of debt, net of tax effects of reconciling items, or Adjusted Net Income, was $95 million. Adjusted Net Income per share was $0.20 per share, a 5% decrease compared to the prior year quarter.

The following table reconciles Net Income to Adjusted Net Income (in thousands):

	Three Months Ended December 31,
	2020	2021
Net Income	$76,458	78,626
Amortization of customer relationships	17,661	17,668
Impairment expense	8,149	3,460
Loss on asset sale	2,689	—
Loss on extinguishment of debt	—	1,056
Tax effect of reconciling items(1)	(7,039)	(5,715)
Adjusted Net Income	$97,918	95,095

(1)	Statutory tax rate was approximately 24.7% for 2020 and 25.8% for 2021.

Adjusted EBITDA was $213 million, a 5% increase compared to the prior year quarter. Interest expense was $44 million, a 12% increase compared to the prior year quarter, driven by the issuances of senior notes due 2026 and 2029. Capital expenditures were $80 million, a 179% increase compared to the prior year quarter as Antero Midstream continued construction on growth projects supporting the drilling partnership. Free Cash Flow before dividends was $88 million, a 35% decrease compared to the prior year quarter driven primarily by higher capital expenditures during the quarter. Free Cash Flow after dividends was a $19 million deficit compared to a $12 million deficit in the prior year quarter. Free Cash Flow after dividends for the full year 2021 was $10 million.

The following table reconciles Net Income to Adjusted EBITDA and Free Cash Flow before and after dividends (in thousands):

	Three Months Ended December 31,
	2020	2021
Net Income	$76,458	78,626
Interest expense, net	39,564	44,366
Income tax expense	22,194	28,576
Amortization of customer relationships	17,661	17,668
Depreciation expense	26,901	27,834
Impairment expense	8,149	3,460
Loss on asset sale	2,689	—
Loss on extinguishment of debt	—	1,056
Accretion of asset retirement obligations	38	113
Equity-based compensation	3,065	3,203
Equity in earnings of unconsolidated affiliates	(23,233)	(24,104)
Distributions from unconsolidated affiliates	29,545	31,875
Adjusted EBITDA	$203,031	212,673
Interest expense	(39,564)	(44,366)
Total capital expenditures (accrual-based)	(28,770)	(80,197)
Free Cash Flow before dividends	$134,697	88,110
Dividends declared (accrual-based)	(146,649)	(107,479)
Free Cash Flow after dividends	$(11,952)	(19,369)

The following table reconciles net cash provided by operating activities to Free Cash Flow before and after dividends (in thousands):

	Three Months Ended December 31,
	2020	2021
Net cash provided by operating activities	$206,493	164,262
Amortization of deferred financing costs	(1,204)	(1,397)
Settlement of asset retirement obligations	666	571
Income tax expense	22,194	28,576
Deferred income tax expense	(21,254)	(28,576)
Changes in working capital	(43,428)	4,871
Total capital expenditures (accrual-based)	(28,770)	(80,197)
Free Cash Flow before dividends	$134,697	88,110
Dividends declared (accrual-based)	(146,649)	(107,479)
Free Cash Flow after dividends	$(11,952)	(19,369)

Fourth Quarter 2021 Operating Update

Gathering and Processing — During the fourth quarter of 2021, Antero Midstream connected 14 wells to its gathering system. The Company expanded its compression capacity by placing in service one compressor station in the Marcellus Shale, adding 240 MMcf/d of compression capacity. Antero Midstream’s average compression capacity during the quarter was approximately 87% utilized.

Water Handling— Antero Midstream’s water delivery systems serviced 16 well completions during the fourth quarter of 2021, bringing the year-to-date total wells serviced by Antero Midstream’s water delivery system to 75 wells.

Capital Investments

Total accrued capital expenditures including investments in the Joint Venture were $80 million during the fourth quarter of 2021. Of the $80 million invested in gathering, compression, and water infrastructure, $71 million was in gathering and compression assets and $9 million was in water handling assets. There were no investments in the Joint Venture during the quarter.

Conference Call

A conference call for Antero Midstream is scheduled on Thursday, February 17, 2022 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream.” A telephone replay of the call will be available until Thursday, February 24, 2022 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13726194. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, February 24, 2022 at 10:00 am MT.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as Net Income plus amortization of customer relationships and impairment expense, excluding loss on asset sale and loss on early extinguishment of debt, net of tax effect of reconciling items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as Net Income plus interest expense, income tax expense, amortization of customer relationships, depreciation expense, impairment expense, loss on asset sale and loss on early extinguishment of debt, accretion of asset retirement obligations, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, plus distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;
•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow before dividends as Adjusted EBITDA less interest expense and accrual-based capital expenditures. Free Cash Flow after dividends is defined as Free Cash Flow before dividends less accrual-based dividends declared for the quarter. Antero Midstream uses Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to Adjusted EBITDA and Adjusted Net Income is Net Income. The GAAP measure most directly comparable to Free Cash Flow before and after dividends is cash flows provided by (used in) operating activities. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by (used in) operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

Antero Midstream defines Net Debt as consolidated total debt, excluding unamortized debt premiums and debt issuance costs, less cash and cash equivalents. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage. The GAAP measure most directly comparable to Net Debt is total debt, excluding unamortized debt premiums and debt issuance costs.

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended December 31,
	2020	2021
Capital expenditures (as reported on a cash basis)	$31,924	75,877
Change in accrued capital costs	(3,154)	4,320
Capital expenditures (accrual basis)	$28,770	80,197

The following table reconciles consolidated total debt to consolidated net debt, excluding debt premiums and issuance costs, (“Net Debt”) as used in this release (in thousands):

December 31,
2021
Bank credit facility	$547,200
7.875% senior notes due 2026	550,000
5.75% senior notes due 2027	650,000
5.75% senior notes due 2028	650,000
5.375% senior notes due 2029	750,000
Consolidated total debt	3,147,200
Cash and cash equivalents	—
Consolidated net debt	$3,147,200

The following table reconciles Net Income to Adjusted EBITDA and Free Cash Flow before and after dividends for the last twelve months as used in this release (in thousands):

12 months ended December 31, 2021
Net Income	$331,617
Interest expense, net	175,281
Income tax expense	117,123
Amortization of customer relationships	70,672
Depreciation expense	108,790
Impairment expense	5,042
Accretion of asset retirement obligations	460
Equity-based compensation	13,529
Equity in earnings of unconsolidated affiliates	(90,451)
Distributions from unconsolidated affiliates	118,990
Loss on asset sale	3,628
Loss on early extinguishment of debt	21,757
Adjusted EBITDA	$876,438
Interest expense	(175,281)
Total capital expenditures (accrual-based)	(261,891)
Free Cash Flow before dividends	439,266
Dividends declared (accrual-based)	(429,749)
Free Cash Flow after dividends	9,517

Antero Midstream defines Return on Invested Capital (“ROIC”) as earnings before interest and income taxes excluding amortization of customer relationships, impairment expense, loss on asset sale, loss on early extinguishment of debt, and the tax-effects of such amounts, divided by average total liabilities and stockholders’ equity, excluding current liabilities, intangible assets and impairment of property and equipment in order to derive an operating asset driven ROIC calculation.

The following table reconciles Return on Invested Capital for the last twelve months as used in this release (in thousands):

12 months ended December 31, 2021
Net Income	$331,617
Amortization of customer relationships	70,672
Impairment expense	5,042
Loss on asset sale	3,628
Loss on early extinguishment of debt	21,757
Tax effect of reconciling items	(26,043)
Adjusted Net Income	406,673
Interest expense	175,281
Income tax expense	117,123
Tax effect of reconciling items	26,043
Adjusted EBIT	725,120
Average Invested Capital	4,132,949
Return on Invested Capital	18%

Antero Midstream has not included a reconciliation of Adjusted EBITDA and Free Cash Flow to the nearest GAAP financial measure for 2022 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise. Antero Midstream is able to forecast the following reconciling items between such measures and Net Income (in millions):

	Twelve Months Ending December 31, 2022
	Low		High
Depreciation Expense	110	—	120
Equity-based compensation expense	10	—	20
Amortization of customer relationships	70	—	80
Distributions from unconsolidated affiliates	115	—	125
Interest Expense	170	—	180

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s properties.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding Antero Midstream’s ability to execute its business plan and return capital to its stockholders, information regarding Antero Midstream’s return of capital policy, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner and the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

In addition, many of the standards and metrics used in preparing this release and the ESG Report continue to evolve and are based on management expectations and assumptions believed to be reasonable at the time of preparation but should not be considered guarantees. The standards and metrics used, and the expectations and assumptions they are based on, have not been verified by any third party. In addition, while we seek to align these disclosures with the recommendations of various third-party frameworks, such as the Task Force on Climate-Related Financial Disclosures, we cannot guarantee strict adherence to these framework recommendations. Additionally, our disclosures based on these frameworks may change due to revisions in framework requirements, availability of information, changes in our business or applicable governmental policy, or other factors, some of which may be beyond our control. The calculation of methane leak loss rate disclosed in the ESG Report is based on ONE Future protocol, which is based on the EPA Greenhouse Gas Reporting Program. With respect to its pipeline emissions goal, Antero Midstream anticipates achieving a 100% reduction in pipeline emissions by 2025 and Net Zero Scope 1 and Scope 2 emissions through 2050 through operational efficiencies and the purchase of carbon offsets. Scope 1 emissions are the Company’s direct greenhouse gas emissions, and Scope 2 emissions are the Company’s indirect greenhouse gas emissions associated with the purchase of electricity, steam, heat or cooling; however, such goals are aspirational and we could face unexpected material costs as a result of our efforts to meet these goals. Moreover, given uncertainties related to the use of emerging technologies, the state of markets for and availability of verified quality carbon offsets, we cannot predict whether or not we will be able to timely meet these goals, if at all.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world health events, including the COVID-19 pandemic, cybersecurity risk, and the other risks described under the heading "Item 1A. Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2021.

For more information, contact Brendan Krueger – CFO of Antero Midstream, at (303) 357-7172 or bkrueger@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Consolidated Balance Sheets

(In thousands, except per share amounts)

	December 31,
	2020	2021
Assets
Current assets:
Cash and cash equivalents	$640	—
Accounts receivable–Antero Resources	73,722	81,197
Accounts receivable–third party	839	747
Income tax receivable	17,251	940
Other current assets	1,479	920
Total current assets	93,931	83,804

Property and equipment, net	3,254,044	3,394,746
Investments in unconsolidated affiliates	722,478	696,009
Deferred income tax asset	103,402	—
Customer relationships	1,427,447	1,356,775
Other assets, net	9,610	12,667
Total assets	$5,610,912	5,544,001

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$3,862	4,956
Accounts payable–third party	9,495	23,592
Accrued liabilities	74,947	80,838
Other current liabilities	5,701	4,623
Total current liabilities	94,005	114,009
Long-term liabilities:
Long-term debt	3,091,626	3,122,910
Deferred income tax liability	—	13,721
Other	6,995	6,663
Total liabilities	3,192,626	3,257,303

Stockholders' Equity:
Preferred stock, $0.01 par value: 100,000 authorized as of December 31, 2020 and 2021
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding as of December 31, 2020 and 2021	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 476,639 and 477,495 issued and outstanding as of December 31, 2020 and 2021, respectively	4,766	4,775
Additional paid-in capital	2,877,612	2,414,398
Accumulated deficit	(464,092)	(132,475)
Total stockholders' equity	2,418,286	2,286,698
Total liabilities and stockholders' equity	$5,610,912	5,544,001

ANTERO MIDSTREAM CORPORATION

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2020	2021
Revenue:
Gathering and compression–Antero Resources	$184,125	183,193
Water handling–Antero Resources	37,396	50,789
Water handling–third party	—	176
Amortization of customer relationships	(17,661)	(17,668)
Total revenue	203,860	216,490
Operating expenses:
Direct operating	36,539	38,752
General and administrative (including $3,065 and $3,203 of equity-based compensation in 2020 and 2021, respectively)	13,022	16,847
Facility idling	1,539	964
Impairment of property and equipment	8,149	3,460
Depreciation	26,901	27,834
Accretion of asset retirement obligations	38	113
Loss on asset sale	2,689	—
Total operating expenses	88,877	87,970
Operating income	114,983	128,520
Other income (expense):
Interest expense, net	(39,564)	(44,366)
Equity in earnings of unconsolidated affiliates	23,233	24,104
Loss on early extinguishment of debt	—	(1,056)
Total other expense	(16,331)	(21,318)
Income before income taxes	98,652	107,202
Income tax expense	(22,194)	(28,576)
Net income and comprehensive income	$76,458	78,626

Net income per share–basic	$0.16	0.16
Net income per share–diluted	$0.16	0.16

Weighted average common shares outstanding:
Basic	476,633	477,491
Diluted	478,757	480,150

ANTERO MIDSTREAM CORPORATION

Selected Operating Data

(Unaudited)

	Three Months Ended		Amount of
	December 31,		Increase	Percentage
	2020	2021	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	280,872	272,451	(8,421)	(3)%
Compression (MMcf)	262,259	261,568	(691)	*
Gathering—high pressure (MMcf)	277,595	268,225	(9,370)	(3)%
Fresh water delivery (MBbl)	3,937	7,338	3,401	86%
Other fluid handling (MBbl)	4,761	4,273	(488)	(10)%
Wells serviced by fresh water delivery	5	16	11	220%
Gathering—low pressure (MMcf/d)	3,053	2,961	(92)	(3)%
Compression (MMcf/d)	2,851	2,843	(8)	*
Gathering—high pressure (MMcf/d)	3,017	2,915	(102)	(3)%
Fresh water delivery (MBbl/d)	43	80	37	86%
Other fluid handling (MBbl/d)	52	46	(6)	(12)%
Average Realized Fees:
Average gathering—low pressure fee ($/Mcf)	$0.33	0.33	—	*
Average compression fee ($/Mcf)	$0.19	0.20	0.01	5%
Average gathering—high pressure fee ($/Mcf)	$0.19	0.20	0.01	5%
Average fresh water delivery fee ($/Bbl)	$3.96	3.97	0.01	*
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	138,879	141,619	2,740	2%
Fractionation—Joint Venture (MBbl)	3,651	3,388	(263)	(7)%
Processing—Joint Venture (MMcf/d)	1,510	1,539	29	2%
Fractionation—Joint Venture (MBbl/d)	40	37	(3)	(8)%

*            Not meaningful or applicable.

ANTERO MIDSTREAM CORPORATION

Consolidated Results of Segment Operations

(Unaudited)

	Three Months Ended December 31, 2021
	Gathering and	Water		Consolidated
(in thousands)	Processing	Handling	Unallocated	Total
Revenues:
Revenue–Antero Resources	$195,193	50,789	—	245,982
Revenue–third-party	—	176	—	176
Gathering—low pressure rebate	(12,000)	—	—	(12,000)
Amortization of customer relationships	(9,273)	(8,395)	—	(17,668)
Total revenues	173,920	42,570	—	216,490
Operating expenses:
Direct operating	15,574	23,178	—	38,752
General and administrative (excluding equity-based compensation)	7,392	5,264	988	13,644
Equity-based compensation	2,529	446	228	3,203
Facility idling	—	964	—	964
Depreciation	15,424	12,410	—	27,834
Impairment of property and equipment	3,390	70	—	3,460
Accretion of asset retirement obligations	—	113	—	113
Total operating expenses	44,309	42,445	1,216	87,970
Operating income	129,611	125	(1,216)	128,520
Other income (expense):
Interest expense, net	—	—	(44,366)	(44,366)
Equity in earnings of unconsolidated affiliates	24,104	—	—	24,104
Loss on early extinguishment of debt	—	—	(1,056)	(1,056)
Total other income (expense)	24,104	—	(45,422)	(21,318)
Income before income taxes	153,715	125	(46,638)	107,202
Income tax expense	—	—	(28,576)	(28,576)
Net income and comprehensive income	$153,715	125	(75,214)	78,626

Adjusted EBITDA				$212,673

ANTERO MIDSTREAM CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2019	2020	2021
Cash flows provided by (used in) operating activities:
Net income (loss)	$(355,114)	(122,527)	331,617
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	95,526	108,790	108,790
Accretion and change in fair value of contingent acquisition consideration	8,263	180	460
Payment of contingent consideration in excess of acquisition date fair value	—	(8,076)	—
Impairment	761,960	673,640	5,042
Deferred income tax expense (benefit)	(101,927)	(171)	117,123
Equity-based compensation	73,517	12,778	13,529
Equity in earnings of unconsolidated affiliates	(51,315)	(86,430)	(90,451)
Distributions from unconsolidated affiliates	64,320	98,858	118,990
Distributions from Antero Midstream Partners LP, prior to the Transactions	43,492	—	—
Amortization of customer relationships	57,010	70,672	70,672
Amortization of deferred financing costs	3,183	4,503	5,549
Settlement of asset retirement obligations	—	(2,183)	(1,385)
Loss on asset sale	—	2,929	3,628
Loss on early extinguishment of debt	—	—	21,757

Changes in assets and liabilities:
Accounts receivable–Antero Resources	42,484	27,306	(7,475)
Accounts receivable–third party	185	1,434	904
Income tax receivable	—	(17,251)	16,311
Other current assets	(335)	155	550
Accounts payable–Antero Resources	(2,103)	716	792
Accounts payable–third party	(9,762)	1,201	695
Income taxes payable	(15,678)	—	—
Accrued liabilities	8,681	(13,142)	(7,346)
Net cash provided by operating activities	622,387	753,382	709,752
Cash flows provided by (used in) investing activities:
Additions to gathering systems and facilities	(267,383)	(157,931)	(186,588)
Additions to water handling systems	(124,607)	(38,793)	(46,237)
Investments in unconsolidated affiliates	(154,359)	(25,267)	(2,070)
Cash received on acquisition of Antero Midstream Partners LP	619,532	—	—
Cash consideration paid to Antero Midstream Partners LP unitholders	(598,709)	—	—
Cash received in asset sale	—	822	1,653
Change in other assets	901	1,938	—
Change in other liabilities	(1,050)	—	—
Net cash used in investing activities	(525,675)	(219,231)	(233,242)
Cash flows provided by (used in) financing activities:
Dividends to stockholders	(492,103)	(589,640)	(471,171)
Dividends to preferred stockholders	(374)	(550)	(550)
Distributions to Series B unitholders	(3,720)	—	—
Repurchases of common stock	(125,519)	(24,713)	—
Issuance of senior notes	650,000	550,000	750,000
Redemption of senior notes	—	—	(667,472)
Payments of deferred financing costs	(8,894)	(6,283)	(16,603)
Repayments on bank credit facilities, net	(115,500)	(346,000)	(66,300)
Payment of contingent acquisition consideration	—	(116,924)	—
Employee tax withholding for settlement of equity compensation awards	(2,015)	(476)	(5,013)
Other	(174)	(160)	(41)
Net cash used in financing activities	(98,299)	(534,746)	(477,150)
Net decrease in cash and cash equivalents	(1,587)	(595)	(640)
Cash and cash equivalents, beginning of period	2,822	1,235	640
Cash and cash equivalents, end of period	$1,235	640	—
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$83,016	140,732	179,748
Cash received (paid) during the period for income taxes	$(16,079)	39,205	16,311
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$(6,215)	(14,472)	26,995